Exhibit 21


    SUBSIDIARIES OF THE DAYTON POWER AND LIGHT COMPANY


The Dayton Power and Light Company had the following wholly owned subsidiaries on March 30, 1998:

Name                                   State of Incorporation
----                                   ----------------------
MacGregor Park, Inc.                            Ohio
Miami Valley Equipment, Inc.                    Ohio